TECOGEN INC.

Policy Regarding Compensation of Non-Employee Directors

Effective Commencing March 8, 2022

The board of directors (“Board”) of Tecogen Inc., a Delaware corporation (“Company”), has adopted the following Policy Regarding Compensation of Non-Employee Directors (“Policy”) pursuant to the recommendations of the Compensation Committee of the Company. The purpose of the Policy is to attract and retain qualified independent members of the Board. The equity compensation described in this Policy shall be paid or made automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (a “Non-Employee Director”) who may be eligible to receive such compensation, unless such Non-Employee Director declines to receive such compensation by written notice to the Company. The terms and conditions of this Policy shall supersede any prior compensation arrangements between the Company and its Non-Employee Directors.

1.    No Remuneration of Officers and Employees. Directors who are also officers or employees of the Company or any subsidiary of the Company shall not be entitled to any compensation for serving as a director on the Board.

2.    Reimbursement of Expenses. Each Non-Employee Director shall be reimbursed for reasonable, documented out-of-pocket expenses incurred in connection with travel to and attending Board meetings and the meetings of any committee of the Board of which he or she is a member.

3.    Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the execution and delivery of award agreements setting forth the vesting schedule applicable to each such award and such other terms as may be required by the Company’s 2022 Stock Incentive Plan as it may be amended or superseded (“Plan”).

(a)    Initial Awards. Any person who is initially elected or appointed to the Board and who is a Non-Employee Director following the effective date of this Policy, shall be eligible to receive a non-qualified stock option to purchase 100,000 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), on the date of such initial election or appointment (“Initial Award”). No Non-Employee Director shall be granted more than one Initial Award. Notwithstanding the foregoing, a member of the Board who is also an employee of the Company or any subsidiary and who, following his or her termination of employment, remains a Board member following such termination of employment will not receive an Initial Award.

(b)    Annual Awards. As compensation for his or her service as a Non-Employee Director, a person who is a Non-Employee Director immediately following each annual meeting of the Company’s stockholders and who will continue in such capacity immediately following such annual meeting shall be automatically granted a non-qualified stock option to purchase 25,000 shares of Common Stock (“Annual Award”) pursuant to the Plan.

4.    Non-Qualified Stock Option Awards. Options granted as an Initial or Annual Award pursuant to the Plan shall, subject to a Non-Employee Director’s continuing service on the Board on each vesting date, vest and become exercisable as to 25% of the shares underlying the option grant one (1) year after the date of grant; as to 25% of the shares underlying the option grant two (2) years after the date of grant; as to 25% of the shares underlying the option grant three (3) years after the date of grant; and as to 25% of the shares underlying the option grant four (4) years after the date of grant, and shall be exercisable at a price equal to the fair market value of the Company’s Common Stock on the date of grant as determined in accordance with the terms of the Plan, and shall be exercisable for a term of ten (10) years from the date of grant (unless terminated earlier in accordance with the terms of the Plan).

5.    Terms of Plan Shall Govern. In the event of any inconsistency between the terms of this Policy and the terms of the Plan or any award agreement covering any options which are granted pursuant to this Policy, the terms of the Plan or such award agreement shall govern.

6.    Amendment or Termination. This Policy may be amended, altered or terminated at the election of the Board in its absolute discretion, provided that no amendment, alteration or termination of this Policy shall have a retroactive effect or impair the rights of any Non-Employee Director under any stock option grant theretofore granted to any such Non-Employee Director.

7.    Effective Date. This Policy was adopted by the Board, pursuant to the recommendations of the Compensation Committee, on March 8, 2022, and shall become effective on that date.